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Exhibit 2.2

AMENDMENT NO. 1 TO
THE AGREEMENT OF MERGER

        THIS AMENDMENT NO. 1, dated as of November     , 2003 ("Amendment No. 1"), to the Agreement of Merger dated September 15, 2003 ("the Merger Agreement"), between and among Mid Valley Bank, a California chartered commercial bank ("MVB"), PremierWest Bancorp, an Oregon corporation and a registered financial services holding company (the "Company"), and PremierWest Bank, an Oregon chartered stock bank and a wholly owned subsidiary of the Company ("the Bank").

BACKGROUND

  A.
  The parties to the Merger Agreement have been delayed in the filing of a registration statement with the SEC relating to the issuance of the Merger Shares by unanticipated events.

  B.
  In order to effect the purposes of the Merger Agreement, MVB, the Company and the Bank intend to amend the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment No. 1 hereby agree as follows:

  1.
  Unless otherwise defined herein, capitalized terms used herein shall have the meaning given to such terms in the Merger Agreement.

  2.
  Section 7.1(b)(i) is hereby amended in its entirety to read as follows:

  (i)
  "if the Merger shall not have been consummated on or before March 31, 2004; provided, however, that the right to terminate this Agreement prusuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time, and provided further that the closing may be extended by either party to June 30, 2004 if regulatory approval has not been received before March 31, 2004;"

  3.
  Except as expressly provided in this Amendment No. 1, each of the terms and provisions of the Merger Agreement shall remain in full force and effect in accordance with its terms.

        IN WITNESS THEREOF, MVB, the Company and the Bank have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Mid Valley Bank

By:	John B. Dickerson, Chairman and Chief Executive Officer PremierWest Bancorp
By:	John Anhorn, President and Chief Executive Officer PremierWest Bank
By:	John Anhorn, President and Chief Executive Officer

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  Exhibit 2.2
AMENDMENT NO. 1 TO THE AGREEMENT OF MERGER